UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2016, each of Messrs. Jogeir Romestrand and John Yonemoto advised Eco-Stim Energy Solutions, Inc. (the “Company”) that he would resign as a member of the Board of Directors of the Company (the “Board”), effective immediately. Neither Mr. Romestrand’s nor Mr. Yonemoto’s resignation was due to any disagreement with the Company. By unanimous written consent of the Board (the “Board Consent”), the Board has designated and appointed Mr. Romestrand as a Director Emeritus of the Company, which entitles Mr. Romestrand to receive notice of and attend all subsequent meetings of the Board as a non-voting observer, for a term beginning on such date and ending on September 30, 2017 (or earlier, upon his removal from that position by the Board for cause). In recognition of his appointment as Director Emeritus of the Company, the Compensation Committee of the Board determined that it is in the best interests of the Company to amend that certain Non-Statutory Stock Option Agreement, dated September 18, 2015, between the Company and Mr. Romestrand (the “Stock Option Agreement”) in the manner described below. On March 7, 2016, the Company and Mr. Romestrand entered into the First Amendment to the Stock Option Agreement (the “Amendment”). The Amendment supersedes the vesting provisions of the Stock Option Agreement to provide that, notwithstanding his resignation from the Board, Mr. Romestrand’s stock option award will continue to vest in accordance with the original vesting schedule so long as Mr. Romestrand continues to serve as Director Emeritus of the Company. The foregoing description is a summary of the Amendment, does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report.

In the Board Consent, the Board also appointed Donald Stoltz and Leonal Narea to serve on the Board as directors of the Company, filling the vacancies created by the resignations of Mr. Romestrand and Mr. Yonemoto from the Board. The Board also added Mr. Narea to the audit committee, Mr. Stoltz to the compensation committee and the nominating committee, and an incumbent director, Mr. Ahmad Al-Sati, to the nominating committee. In addition, the Board appointed Mr. Bjarte Bruheim to serve as the chairman of the nominating committee.

Mr. Stoltz is Partner and head of trading of Bienville Argentina Opportunities Fund LP (“Bienville”), which is currently the holder of over 10% of the Company’s outstanding shares. Mr. Stoltz has over 16 years of experience in trading derivatives, portfolio risk management, operations and investing in public and private companies. Mr. Stoltz began his career at JPMorgan Chase in August 1999, where he worked in diverse roles such as equity derivative trading, institutional sales, interest rate swaps and foreign exchange trading until February 2009. Following JPMorgan, Mr. Stoltz was a proprietary trader at First New York Securities from February until May 2009, when he joined Bienville. Mr. Stoltz’s board experience includes two of Bienville Argentina Opportunity Fund, LP’s portfolio companies, Eco-Stim Energy Solutions and TGLT SA. Mr. Stoltz is chairman of the investment committee at Temple B’nai Jeshurun in Short Hills, NJ. He graduated with a BS in management from Pennsylvania State University in 1999.

There are no understandings or arrangements between Mr. Stoltz and any other person pursuant to which Mr. Stoltz was selected to serve as a director of the Board. There are no relationships between Mr. Stoltz and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Mr. Narea has over 25 years of experience as an emerging markets investment banker and investment management professional. His experience in emerging markets investment banking has focused on Latin America where he has completed transactions and assignments in corporate advisory, capital markets, restructurings, structured finance and private placements for corporations and governments. Mr. Narea served as a Managing Director, Investment Banking with GMP Securities from August 2014 until February 2016. From May 2013 until June 2014, he was an Investment Officer with Wells Fargo and prior to that, he was a Managing Director with Austral Capital Partners, an emerging markets advisory boutique from July 2010 to April 2013. From January 2004 to June 2010 he was a Managing Director with UBS AG and from 2000 to 2003 he was a Director and Investment Committee member for RBS Group and RBS Asset Management focused on emerging markets fixed income and alternative investments. From 1990 until 2000, Mr. Narea was a Managing Director with ING Group – ING Barings, New York in emerging markets investment banking and debt capital markets where he was Head of Debt Capital Markets – Latin America. He earned a B.A. degree in Political Science and Economics from Fordham University in New York.

Mr. Narea was designated by ACM Emerging Markets Fund I, L.P (“ACM”) to serve on the Board pursuant to the Stockholder Rights Agreement we entered into in connection with the Convertible Note Agreement between the Company and ACM dated May 28, 2014. There are no other understandings or arrangements between Mr. Narea and any other person pursuant to which Mr. Narea was selected to serve as a director of the Board. There are no relationships between Mr. Narea and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Stock Option Agreement, dated March 7, 2016, between the Company and Jogeir Romestrand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: March 11, 2016